Exhibit 99.1

uVuMobile Appoints Two New Independent Directors
To The Board, Daniel McKelvey & William Scigliano

ATLANTA, Ga. – December 19, 2007 – uVuMobile™, Inc. (OTCBB: UVUM.OB), announced today the appointment of two highly respected business leaders, Daniel McKelvey and William Scigliano, to its Board of Directors.  Messrs. McKelvey and Scigliano have a well-established business track record which will play a key role as uVuMobile continues to expand their brand and presence in the mobile marketplace.

Commenting on the Appointments, William Loughman, President and CEO said, “We are pleased that Daniel and Bill have agreed to join the Board and are confident that their knowledge of the mobile industry and financial markets will play an integral part in uVuMobile’s success.  Having focused our efforts on and building a solid business foundation and developing superior technology, today’s announcement underscores our commitment to offering the very best technology platform for mobilizing content.”

Daniel McKelvey is a co-founder and Managing Partner of Forté Partners, LLC.  Mr. McKelvey is also a member of the Board of Directors of Wherify Wireless and several private companies.  Mr. McKelvey is an active entrepreneur, co-founding Forté Capital LLC, a New York based public money management firm with over $550 million in assets under management.

William (Bill) Scigliano has many years of experience as a C-level executive and technology innovator.  Prior to joining Forté Partners, Mr. Scigliano was the Chairman of Wherify Wireless, Inc. a developer of assisted GPS location products and services embedded in cell phones.  Mr. Scigliano was formerly the CEO and Chairman of IQ Biometrix, Inc., a leading provider of facial identification technology and security.  In addition, Mr. Scigliano serves as a Director on the Boards of Acies, Inc. and Critical Reach.

“Bill and I look forward to working with the management team at uVuMobile to help accelerate the Company’s growth to become a global leader in mobile technology and content.  The market is exploding and we’re very excited to be working with a company like uVuMobile.” stated Daniel McKelvey.

Separately, upon the appointment of Messrs. McKelvey and Scigliano, Glenn Singer and Michael Criden will step down from the Board.  “We appreciate Michael and Glenn’s efforts on behalf of the Company over the past two years.  They have played an integral role in our development and continue to remain committed to uVuMobile as the Company moves forward in their next phase of growth.” said Loughman.

About uVuMobile

uVuMobile recognizes the ever-increasing demand for personalized, interactive entertainment content anytime and anywhere on media-enabled devices by offering a full suite of products that effectively deliver video and audio content to mobile handsets. uVuMobile provides back-end media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. These services are now available to entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain.  uVuMobile now offers ad supported and white label mobile video services. For additional information, please visit www.uvumobile.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning uVuMobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, financial results, financial position and liquidity are included in uVuMobile’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and in other reports filed by uVuMobile with the SEC subsequent to the filing of such Form 10-K. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from uVuMobile’s web site at www.uvumobile.com. uVuMobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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